Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	October 28, 2009	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2009 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2009 was $.2 million, $.02 a share. These results compare to net income of $2.5 million, $.21 a share, a year ago. The decrease was mainly due to lower pine sawtimber and pine pulpwood revenues and a decreased per-unit sales price for lumber, which were partially offset by increased revenues from sales of non-strategic recreational hardwood bottomland and lower general and administrative expenses. Net cash provided by operating activities was $6.7 million for the third quarter of 2009, which compares to $7.5 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “I am pleased that Deltic accomplished positive financial performance for another quarter despite the dismal economic environment that has had a significant negative impact on the forest products and real estate development industries. The ability of our Mills segment to report positive operating income for the quarter in this environment is especially noteworthy. While residential lot sales in our Chenal Valley development remains slow, we continue to have interest in our commercial properties in the development. Del-Tin Fiber, our medium density fiberboard joint venture, is seeing some slowdown in demand for its product due to the persistently low level of housing starts.”

The Woodlands segment earned $4.6 million in the third quarter, a decrease of $.5 million when compared to earnings of $5.1 million for the same period of 2008. The Company’s pine sawtimber harvest level in the current period was 137,269 tons, a 10,167 ton decrease when compared to the 147,436 tons harvested in 2008’s third quarter. The average pine sawtimber sales price decreased seven percent to $27 per ton for the current quarter versus $29 per ton for the same period of 2008. The Company harvested 79,914 tons of pine pulpwood in the current period versus 84,138 tons for the same quarter a year ago. The average per-ton price for pine pulpwood was $10 in 2009’s current period, a 23 percent decrease when compared to the $13 per ton price received in the same quarter a year ago. The reduction in sawtimber and pulpwood harvest volumes was primarily due to unseasonably wet weather conditions in Deltic’s operating region during the current quarter. The per-ton sales price decreases were due to reduced demand for stumpage and fiber from area sawmills and papermills. Oil and gas lease rental and royalty income totaled $.9 million in the third quarter 2009 compared to $1 million in the third quarter of 2008 as a result of a decrease in natural gas prices. The Company sold 649 acres of non-strategic recreational-use hardwood bottomland at an average sales price of $1,700 per acre versus approximately 185 acres sold at an average sales price of $1,500 per acre for the same period of 2008.

Deltic’s Mills segment reported operating income of $.1 million in 2009’s third quarter compared to operating income of $1.8 million in the corresponding quarter of 2008. The decrease was due mainly to a 15 percent reduction in the average finished lumber sales price from $307 per thousand board feet in 2008’s third quarter to $261 per thousand board feet in the current year’s third quarter. In addition, the lumber sales volume decreased eight percent to 64.1 million board feet in the third quarter of 2009 when compared to 69.5 million board feet in the same period of 2008, as the Company continued operating at reduced hours to balance production with market demand. During the current quarter, Deltic’s sawmills benefited from lower log cost due to reduced stumpage prices in the Company’s operating region and from ongoing improvements in hourly production rates and other operating efficiencies.

The Company’s Real Estate segment lost $.8 million in the third quarter of 2009 compared to a $.5 million loss in the same period of 2008. Residential real estate sales totaled four lots, a decrease of seven lots when compared to the corresponding period of 2008. Due to sales mix, the current period’s average sales price was $63,000 per lot, an $11,000 reduction when compared to 2008’s average sales price of $74,000 per lot. There were no commercial real estate acreage sales in the third quarter of either year.

Corporate operating expense was $3.4 million for 2009’s third quarter compared to $4.4 million for the third quarter of 2008. The Company expensed acquisition-related costs in the third quarter of 2008 while having no similar expense in the current period of 2009. Deltic’s equity in earnings of

Del-Tin Fiber was income of $.6 million for the current quarter of 2009, which compares to income of $.7 million for the same quarter of the prior year. The Company recorded an income tax benefit of $.2 million in the current-year quarter compared to a $.5 million benefit in third quarter of 2008.

For the first nine months of 2009, the Company had break-even results, while financial results for the nine months ended September 30, 2008 were net income of $4.6 million, $.37 a share. Net cash provided by operating activities was $12.2 million for the 2009 period compared to $14.8 million a year ago.

Pine sawtimber harvest levels for the nine months ended September 30, 2009 were 459,406 tons compared to 471,001 tons during the same period of 2008. Average pine sawtimber price of $29 per ton decreased $5 per ton from the prior year period. Finished lumber average sales prices decreased $34, or 12 percent, from $280 per thousand board feet in 2008 to $246 per thousand board feet in 2009. Lumber sales volume decreased 19.6 million board feet from 202.1 million board feet in 2008 to 182.5 million board feet in 2009. Residential lot sales for the first nine months of 2009 totaled nine lots at an average price of $58,000 per lot, compared to 25 lots sold at $72,000 per lot for the corresponding period of 2008. No commercial real estate acreage was sold during the first nine months of either year.

Capital expenditures were $3.5 million for the third quarter of 2009 and $10.3 million for the nine months ended September 30, 2009. For the corresponding periods of 2008, capital expenditures totaled $6 million and $16.7 million, respectively.

In regard to the outlook for the fourth quarter and year of 2009, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 66,000 to 91,000 tons and 525,000 to 550,000 tons, for the fourth quarter and the year, respectively, depending on weather conditions in the fourth quarter. Finished lumber sales are estimated at 40 to 55 million board feet for the fourth quarter and 223 to 238 million board feet for the year, depending on the lumber market environment and log availability, as well as weather conditions which impact both of these factors. Residential lot sales are projected at 10 to 15 for the year of 2009. We are actively working with several potential buyers of commercial real estate acreage in Chenal Valley. The actual closing of commercial sales is difficult to estimate because of the many factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 29, 2009, at 10:00 a.m. Central Time to discuss third quarter 2009 earnings. Interested parties may participate in the call by dialing 1-888-713-4216 and referencing participant passcode identification number 35622743. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available until 11:59 p.m. Central Time on Thursday, November 5, 2009, by dialing 1-888-286-8010 and referencing replay passcode identification number 97689922.

Summary financial data and operating statistics for the third quarter of 2009 and nine months ended September 30, 2009 with comparisons to 2008 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$8.9	4.6	8.9	5.1
Mills	21.6	0.1	27.3	1.8
Real Estate	2.3	(0.8)	3.0	(0.5)
Corporate	0.0	(3.4)	0.0	(4.4)
Eliminations	(3.8)	(0.1)	(4.3)	0.3

Total net sales/operating income	$29.0	0.4	34.9	2.3

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$29.1	16.7	33.0	20.9
Mills	58.4	(5.4)	73.2	(3.2)
Real Estate	6.9	(2.2)	8.2	(1.4)
Corporate	0.0	(9.2)	0.0	(10.9)
Eliminations	(13.4)	0.8	(16.1)	0.1

Total net sales/operating income	$81.0	0.7	98.3	5.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$28,987	34,964	80,970	98,337

Costs and expenses
Cost of sales	21,754	24,636	60,408	70,714
Depreciation, amortization, and cost of fee timber harvested	3,179	3,327	9,871	10,488
General and administrative expenses	3,599	4,641	9,980	11,607

Total costs and expenses	28,532	32,604	80,259	92,809

Operating income	455	2,360	711	5,528

Equity in earnings of Del-Tin Fiber	522	679	2,157	2,071
Interest income	24	74	33	249
Interest and other debt expense	(890)	(1,230)	(2,718)	(3,805)
Interest capitalized	24	116	125	376
Other income/(expense)	(89)	32	41	79

Income before income taxes	46	2,031	349	4,498

Income taxes	157	552	(348)	141

Net income	$203	2,583	1	4,639

Earnings per common share
Basic	$0.02	0.21	—	0.37
Assuming dilution	$0.02	0.21	—	0.37

Dividends per common share paid	$0.075	0.075	0.225	0.225

Average common shares outstanding (thousands)	12,323	12,370	12,314	12,337

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

	(Unaudited) Sep. 30,	Dec. 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$6,621	2,413
Trade accounts receivable	5,014	2,991
Other receivables	4	58
Inventories	4,904	6,511
Prepaid expenses and other current assets	4,237	4,223

Total current assets	20,780	16,196

Investment in real estate held for development and sale	53,597	54,081
Investment in Del-Tin Fiber	10,350	8,962
Other investments and noncurrent receivables	2,427	5,710
Timber and timberlands – net	212,841	210,035
Property, plant, and equipment – net	34,648	38,657
Deferred charges and other assets	1,042	1,092

Total assets	$335,685	334,733

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$3,875	1,727
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	1,971	1,758
Income taxes payable	—	16
Deferred revenues and other accrued liabilities	8,402	6,777

Total current liabilities	15,359	11,389

Long-term debt	76,778	75,833
Deferred tax liabilities	4,332	4,758
Guarantee of indebtedness of Del-Tin Fiber	—	518
Other noncurrent liabilities	28,635	29,071
Stockholders' equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	77,905	78,660
Retained earnings	151,951	155,683
Treasury stock, 373,544 and 412,177 shares held, respectively	(12,762)	(14,400)
Accumulated other comprehensive loss	(6,641)	(6,907)

Total stockholders' equity	210,581	213,164

Total liabilities and stockholders' equity	$335,685	334,733

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2009	2008
		(Revised)
Operating activities
Net income	$1	4,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	9,871	10,488
Deferred income taxes	(670)	(862)
Real estate development capital expenditures	(596)	(4,039)
Real estate costs recovered upon sale	861	1,064
Timberland costs recovered upon sale	650	707
Equity in earnings of Del-Tin Fiber	(2,157)	(2,071)
Stock-based compensation expense	1,293	1,233
Net increase in liabilities for pension and other post retirement benefits	864	119
Net decrease in deferred compensation for stock-based liabilities	(556)	(65)
Decrease in operating working capital other than cash and cash equivalents	3,431	1,757
Other – changes in assets and liabilities	(791)	1,830

Net cash provided by operating activities	12,201	14,800

Investing activities
Capital expenditures, excluding real estate development	(9,707)	(12,369)
Net change in purchased stumpage inventory	220	83
Advances to Del-Tin Fiber	(3,704)	(4,406)
Repayments from Del-Tin Fiber	3,955	5,017
Net change in funds held by trustee	2,774	(1,426)
Other – net	869	955

Net cash required by investing activities	(5,593)	(12,146)

Financing activities
Proceeds from borrowings	8,500	2,500
Payments on notes payable and long-term debt	(7,556)	—
Treasury stock purchases	(1,112)	(11)
Common stock dividends paid	(2,800)	(2,803)
Proceeds from stock option exercises	833	3,388
Tax effect of stock-based compensation expense	19	521
Other – net	(284)	(418)

Net cash provided/(required) by financing activities	(2,400)	3,177

Net increase in cash and cash equivalents	4,208	5,831
Cash and cash equivalents at January 1	2,413	10,673

Cash and cash equivalents at September 30	$6,621	16,504

Certain 2008 real estate development capital expenditure amounts have been revised to conform to the 2009 presentation.

Deltic Timber Corporation

OTHER DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2009	2008	2009	2008
Capital expenditures
Woodlands	$2,780	1,258	7,524	5,956
Mills	664	2,029	2,058	6,149
Real Estate (includes development expenditures)	74	2,634	707	4,450
Corporate	8	8	50	102

Total capital expenditures	$3,526	5,929	10,339	16,657

Woodlands

Pine sawtimber harvested from fee lands – tons	137,269	147,436	459,406	471,001
Pine sawtimber price – per ton	$27	29	29	34

Timberland sales – acres	649	185	1,650	1,830
Timberland sales price – per acre	$1,700	1,500	1,800	2,200

Mills
Finished lumber sales – thousands of board feet	64,125	69,452	182,512	202,087
Finished lumber price – per thousand board feet	$261	307	246	280

Real Estate
Residential
Lots sold	4	11	9	25
Average sales price – per lot	$63,000	74,300	57,700	72,000